UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2008 (October 29, 2008)
TENNECO INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-12387 (Commission File Number)	76-0515284 (I.R.S. Employer Identification No.)

500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS (Address of Principal Executive Offices)	60045 (Zip Code)
Registrant’s telephone number, including area code: (847) 482-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES
On October 29, 2008, Tenneco Inc. announced a major restructuring across its global operations. The restructuring is designed to further reduce structural costs and capacity in response to the worsening automotive industry downturn. The company intends to eliminate approximately 1,100 jobs worldwide, close five facilities and implement other cost reduction actions. Tenneco expects these activities will generate about $64 million in annual savings once fully implemented.
The company estimates it will record up to $60 million in restructuring charges, approximately $44 million in cash, in connection with these actions. This amount includes an estimated $35 million of charges for the payment of termination benefits and other termination-related costs and $14 million of charges for asset impairments and $11 million of other expenses both related to the closure of the five facilities. The initiatives will commence in the fourth quarter of 2008 and the company expects these actions will be completed by the end of 2009.
A copy of the company’s press release announcing this information and certain other information is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits

Exhibit No.	Description

99.1	Press release issued October 29, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNECO INC.
Date: October 29, 2008	By:	/s/ David A. Wardell
David A. Wardell
Senior Vice President, General Counsel and Secretary